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                                                              EXHIBIT 99.13

                             SUBSCRIPTION AGREEMENT
                             ----------------------

     This Agreement is made as of the 26th day of October 1993, by and between WPS&Co., N.V., an international business company organized and existing under the laws of the Netherlands Antilles ("WPS"), and W.P. Stewart & Co. Growth Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Fund").


     WHEREAS, the Fund intends to register as an open-end investment company under the Investment Company Act of 1940 and to register the shares of its common stock, par value $.001 per share (the "Shares"), pursuant to the Securities Act of 1933; and

     WHEREAS, in order to effect such proposed registrations the Fund is required to have minimum capital of $100,000; and

     WHEREAS, WPS desires to subscribe for Shares in order to provide such required capital;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. WPS hereby subscribes for 1,000 Shares at a price of $100 per Share, for a total purchase price of $100,000 (the "Purchase Price"), and the Fund agrees to issue 1,000 fully paid and nonassessable Shares to WPS upon payment of the Purchase Price in the manner set forth below.

     2. WPS agrees to pay the Purchase Price to the Fund on the date hereof in immediately available funds.

     3. Such purchase by WPS of Shares shall be reflected promptly on the books of the Company, and upon the request of WPS, the Fund shall issue a certificate representing 1,000 fully paid and nonassessable Shares in the name of WPS.

     4. WPS agrees not to redeem or transfer any of the Shares for which WPS is subscribing pursuant to this Agreement until ten (10) calendar days following the day upon which the Fund has at least $1,000,000 in net assets (as defined in the Fund's prospectus) or ceases to be registered as an investment company under the Investment Company Act of 1940.

     5. WPS hereby represents and warrants to the Fund that it is not acquiring the Shares with a view to the distribution thereof.
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     6. The Fund hereby represents and warrants to WPS that, when issued to WPS, the Shares for which WPS is subscribing pursuant to this Agreement will be validly issued, fully paid and nonassessable.

     7. This Agreement represents the entire agreement between the parties hereto with respect to its subject matter and may be modified only with the written agreement of both parties. Neither this Agreement nor any rights hereunder may be assigned by either party. This Agreement shall be governed and construed according to the law of the State of New York without regard to its rules relating to choice of law.


     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

                                        W.P. STEWART & CO., N.V.

     NORO-MANAGEMENT SERVICES N.V.      NORO (CURACAO) N.V.
     Managing Director                  Managing Director
     By: /s/ [illegible]                By: /s/ [illegible]
         ------------------                 ------------------
         Authorized Signatory               Authorized Signatory



                                        W.P. STEWART & CO.
                                        GROWTH FUND, INC.


                                        By:  /S/ KEVIN S. AARONS
                                             -------------------
                                             Name: Kevin S. Aarons
                                             Title: Attorney-in-fact